Exhibit 99.28(g)(3)

IRONBRIDGE FUNDS, INC.

SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 18th day of October, 2011, to the Custody Agreement, dated as of May 21, 2010, as amended October 11, 2010 (the “Agreement”), is entered into by and between IRONBRIDGE FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the list of Funds to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

IRONBRIDGE FUNDS, INC.	U.S. BANK, N.A.

By:	By:

Name: John Davis	Name: Michael R. McVoy

Title:CEO	Title: Vice President

Amended Exhibit C

to the Custody Agreement — IronBridge Funds, Inc.

Fund Names

Separate Series of IronBridge Funds, Inc.

Name of Series

IronBridge Frontegra SMID Fund

IronBridge Frontegra Small Cap Fund

IronBridge Frontegra Global Focus Fund

IronBridge Horizon Fund

IronBridge Skyline Fund

IronBridge Large Cap Fund